Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
April 25, 2024

CULLEN/FROST REPORTS FIRST QUARTER RESULTS
Board declares second quarter dividend on common and preferred stock

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported first quarter 2024 results.
Net income available to common shareholders for the first quarter of 2024 was $134.0 million, and was impacted by a $7.7 million ($6.1 million after tax) addition to the estimated FDIC special assessment. Excluding this item in the first quarter, net income available to common shareholders would have been approximately $140.1 million, representing a 20.4 percent decrease compared to the first quarter of 2023. On a per-share basis, net income available to common shareholders for the first quarter of 2024 was $2.06 per diluted common share, compared to $2.70 per diluted common share reported a year earlier. Excluding the after-tax impact of the FDIC special assessment accrual in the first quarter, EPS would have been $2.15, representing a 20.4 percent decrease compared to the first quarter of 2023. Returns on average assets and average common equity were 1.09 percent and 15.22 percent, respectively, for the first quarter of 2024 compared to 1.39 percent and 22.59 percent, respectively, for the same period a year earlier. Adjusted for the FDIC special assessment, returns on average assets and average common equity for the first quarter would have been 1.14 percent and 15.92 percent, respectively.

For the first quarter of 2024, net interest income on a taxable-equivalent basis was $411.4 million, down 3.4 percent compared to the same quarter in 2023. Average loans for the first quarter of 2024 increased $1.8 billion, or 10.4 percent, to $19.1 billion, from the $17.3 billion reported for the first quarter a year earlier, and increased $503.0 million, or 2.7 percent, compared to the fourth quarter of 2023. Average deposits for the first quarter decreased $2.0 billion, or 4.8 percent, to $40.7 billion, compared to the $42.8 billion reported for last year's first quarter, and decreased $459.2 million, or 1.1 percent, compared to the fourth quarter of 2023. Average non-interest-bearing deposits were down $720.2 million, or 4.9 percent, from the fourth quarter. Average interest-bearing deposits were up $261.0 million, or 1.0 percent, from the fourth quarter.

“The solid earnings for the first quarter show the results of our organic growth strategy and the hard work of our bankers,” said Cullen/Frost Chairman and CEO Phil Green. “The steady increase in loans and consistent growth in both commercial and consumer relationships reflect Frost's enduring strength and stability. We continue to make investments to fuel the sustained growth of our business into the future, including opening the second new location in our Austin expansion on April 1 of this year. I want to commend all the Frost bankers who continue to provide world-class service to more people throughout the state as we pursue our organic growth initiatives."

Noted financial data for the first quarter of 2024 follows:

•The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios at the end of the first quarter of 2024 were 13.41 percent, 13.89 percent and 15.35 percent, respectively, and continue to be in excess of well-capitalized levels and exceed Basel III minimum requirements.
•Net interest income on a taxable-equivalent basis was $411.4 million for the first quarter of 2024, a decrease of 3.4 percent, compared to the prior year period. Net interest margin was 3.48 percent for the first quarter compared to 3.41 percent for the fourth quarter of 2023 and compared to 3.47 percent for the first quarter of 2023.
•Non-interest income for the three months ended March 31, 2024 totaled $111.4 million, an increase of $6.1 million, or 5.8 percent, from the $105.3 million reported for the first quarter of 2023. Trust and investment management fees increased $2.9 million or 8.1 percent, compared to the first quarter of 2023. The increase in trust and investment management fees during the first quarter was primarily related to an increase in investment management fees (up $2.7 million), driven by an increase in the value of customer assets under management. Service charges on deposit accounts increased $2.9 million or 13.3 percent, compared to the first quarter of 2023. The increase in the first quarter was primarily related to increases in commercial service charges (up $1.4 million) and commercial and consumer overdraft charges (up $1.3 million), among other things. Other non-interest income increased $991,000, or 8.5 percent, compared to the first quarter of 2023. The increase was primarily related to increases in public finance underwriting fees (up $2.6 million) and income from customer derivative and foreign exchange transactions (up $737,000), among other things, partly offset by a decrease in sundry and other miscellaneous income (down $1.9 million).
•Non-interest expense was $326.2 million for the first quarter of 2024, up $41.1 million, or 14.4 percent, compared to the $285.1 million reported for the first quarter a year earlier. Excluding the additional FDIC special assessment that we accrued during the first quarter, total non-interest expense would have increased by $33.4 million, or 11.7 percent, compared to the first quarter of 2023. Salaries and wages expense increased $17.7 million, or 13.5 percent, compared to the first quarter of 2023. The increase in salaries and wages was primarily related to increases in salaries due to annual merit and market increases and an increase in the number of employees. The increase in the number of employees was partly related to our investment in organic expansion in the Houston, Dallas and Austin markets. Employee benefits expense increased by $2.0 million, or 6.0 percent, compared to the first quarter of 2023. The increase in employee benefits expense was related to an increase in medical/dental benefits expense (up $1.5 million) and an increase in payroll taxes (up $1.4 million), among other things, partly offset by a decrease in 401(k) plan expense (down $753,000). Other non-interest expense increased $9.0 million, or 17.3 percent, compared to the first quarter of 2023. The increase in other non-interest expense during the first quarter of 2024 included increases in advertising/promotions expense (up $4.0 million); professional services expense (up $1.2 million), which was primarily related to information technology services; and fraud losses (up $710,000), among other things. Technology, furniture, and equipment expense increased $2.5 million, or 7.7 percent, compared to the first quarter of 2023. The increase was primarily related to increases in cloud services expense.
•For the first quarter of 2024, the company reported a credit loss expense of $13.7 million, and reported net charge-offs of $7.3 million. This compares to a credit loss expense of $16.0 million and net charge-offs of $10.9 million for the fourth quarter of 2023 and a credit loss expense of $9.1 million and net charge-offs of $8.8 million for the first quarter of 2023. The allowance for credit losses on loans as a percentage of total loans was 1.29 percent at March 31, 2024, compared to 1.31 percent at the end of the fourth quarter of 2023 and 1.32 percent at the end of the first quarter of 2023. Non-accrual loans were $71.5 million at the end of the first quarter of 2024, compared to $60.9 million at the end of the fourth quarter of 2023 and $38.4 million at the end of the first quarter of 2023.

The Cullen/Frost board declared a second-quarter cash dividend of $0.92 per common share. The dividend on common stock is payable June 14, 2024 to shareholders of record on May 31 of this year. The board of directors also declared a cash dividend of $11.125 per share of Series B Preferred Stock (or $0.278125 per depositary share). The depositary shares representing the Series B Preferred Stock are traded on the NYSE under the symbol "CFR PrB." The Series B Preferred Stock dividend is payable June 17, 2024 to shareholders of record on May 31 of this year.
Cullen/Frost Bankers, Inc. will host a conference call on Thursday, April 25, 2024, at 1 p.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-877-709-8150 or via webcast on our investor relations website linked below. Playback of the conference call will be available after 5 p.m. CT on the day of the call until midnight Sunday, April 28, 2024 at 1-877-660-6853 with Conference ID # of 13745726. A replay of the call will also be available by webcast at the URL listed below after 5 p.m. CT on the day of the call.

Cullen/Frost investor relations website: https://investor.frostbank.com/

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $49.5 billion in assets at March 31, 2024. Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at www.frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results
Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
•The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
•Inflation, interest rate, securities market, and monetary fluctuations.
•Local, regional, national, and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.
•Changes in the financial performance and/or condition of our borrowers.
•Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.
•Changes in estimates of future credit loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
•Changes in our liquidity position.
•Impairment of our goodwill or other intangible assets.
•The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
•Changes in consumer spending, borrowing, and saving habits.
•Greater than expected costs or difficulties related to the integration of new products and lines of business.
•Technological changes.
•The cost and effects of cyber incidents or other failures, interruptions, or security breaches of our systems or those of our customers or third-party providers.
•Acquisitions and integration of acquired businesses.
•Changes in the reliability of our vendors, internal control systems or information systems.
•Our ability to increase market share and control expenses.
•Our ability to attract and retain qualified employees.
•Changes in our organization, compensation, and benefit plans.
•The soundness of other financial institutions.
•Volatility and disruption in national and international financial and commodity markets.
•Changes in the competitive environment in our markets and among banking organizations and other financial service providers.
•Government intervention in the U.S. financial system.
•Political or economic instability.
•Acts of God or of war or terrorism.
•The potential impact of climate change.
•The impact of pandemics, epidemics, or any other health-related crisis.
•The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.
•The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) and their application with which we and our subsidiaries must comply.
•The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.
•Our success at managing the risks involved in the foregoing items.
In addition, financial markets and global supply chains may continue to be adversely affected by the current or anticipated impact of global wars/military conflicts, terrorism, or other geopolitical events.
Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2024	2023
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$390,051	$388,152	$385,426	$385,266	$399,820
Net interest income (1)	411,367	409,904	407,353	408,594	425,844
Credit loss expense	13,650	15,981	11,185	9,901	9,104
Non-interest income:
Trust and investment management fees	39,085	40,163	37,616	39,392	36,144
Service charges on deposit accounts	24,795	24,535	23,603	23,487	21,879
Insurance commissions and fees	18,296	12,743	13,636	12,940	18,952
Interchange and card transaction fees	4,474	4,608	4,672	5,250	4,889
Other charges, commissions, and fees	12,060	12,104	13,128	12,090	11,704
Net gain (loss) on securities transactions	—	—	12	33	21
Other	12,667	19,598	13,331	10,336	11,676
Total non-interest income	111,377	113,751	105,998	103,528	105,265

Non-interest expense:
Salaries and wages	148,000	146,616	137,562	133,195	130,345
Employee benefits	35,970	28,065	26,527	26,792	33,922
Net occupancy	31,778	30,752	31,581	31,714	30,349
Technology, furniture, and equipment	34,995	34,484	35,278	33,043	32,481
Deposit insurance	14,724	58,109	6,033	6,202	6,245
Other	60,750	67,196	56,275	54,096	51,800
Total non-interest expense	326,217	365,222	293,256	285,042	285,142
Income before income taxes	161,561	120,700	186,983	193,851	210,839
Income taxes	25,871	18,149	31,332	31,733	33,186
Net income	135,690	102,551	155,651	162,118	177,653
Preferred stock dividends	1,669	1,669	1,668	1,669	1,669
Net income available to common shareholders	$134,021	$100,882	$153,983	$160,449	$175,984

PER COMMON SHARE DATA
Earnings per common share - basic	$2.06	$1.55	$2.38	$2.47	$2.71
Earnings per common share - diluted	2.06	1.55	2.38	2.47	2.70
Cash dividends per common share	0.92	0.92	0.92	0.87	0.87
Book value per common share at end of quarter	54.36	55.64	44.59	50.55	51.59

OUTSTANDING COMMON SHARES
Period-end common shares	64,251	64,185	64,017	64,120	64,396
Weighted-average common shares - basic	64,216	64,139	64,067	64,241	64,374
Dilutive effect of stock compensation	156	176	172	187	258
Weighted-average common shares - diluted	64,372	64,315	64,239	64,428	64,632

SELECTED ANNUALIZED RATIOS
Return on average assets	1.09%	0.82%	1.25%	1.30%	1.39%
Return on average common equity	15.22	13.51	18.93	19.36	22.59
Net interest income to average earning assets	3.48	3.41	3.44	3.45	3.47

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2024	2023
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$19,112	$18,609	$17,965	$17,664	$17,319
Earning assets	45,883	45,579	45,366	45,929	47,904
Total assets	49,324	49,087	48,804	49,317	51,307
Non-interest-bearing demand deposits	13,976	14,697	14,823	15,231	16,636
Interest-bearing deposits	26,748	26,487	26,005	25,776	26,121
Total deposits	40,724	41,184	40,828	41,007	42,757
Shareholders' equity	3,687	3,108	3,372	3,470	3,305

Period-End Balance:
Loans	$19,388	$18,824	$18,399	$17,746	$17,486
Earning assets	46,164	47,124	45,218	45,146	47,870
Total assets	49,505	50,845	48,747	48,597	51,246
Total deposits	40,806	41,921	40,992	40,701	42,184
Shareholders' equity	3,638	3,716	3,000	3,387	3,468
Adjusted shareholders' equity (1)	4,914	4,836	4,779	4,692	4,610

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$250,297	$245,996	$242,235	$233,619	$231,514
As a percentage of period-end loans	1.29%	1.31%	1.32%	1.32%	1.32%

Net charge-offs:	$7,349	$10,884	$4,992	$9,828	$8,782
Annualized as a percentage of average loans	0.15%	0.23%	0.11%	0.22%	0.21%

Non-accrual loans:	$71,515	$60,907	$67,175	$67,781	$38,410
As a percentage of total loans	0.37%	0.32%	0.37%	0.38%	0.22%
As a percentage of total assets	0.14	0.12	0.14	0.14	0.07

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	13.41%	13.25%	13.32%	13.42%	13.24%
Tier 1 Risk-Based Capital Ratio	13.89	13.73	13.81	13.92	13.74
Total Risk-Based Capital Ratio	15.35	15.18	15.28	15.39	15.22
Leverage Ratio	8.44	8.35	8.17	8.11	7.69
Equity to Assets Ratio (period-end)	7.35	7.31	6.15	6.97	6.77
Equity to Assets Ratio (average)	7.47	6.33	6.91	7.04	6.44

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
TAXABLE-EQUIVALENT YIELD/COST AND AVERAGE BALANCES (UNAUDITED)

	2024	2023
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
TAXABLE-EQUIVALENT YIELD/COST(1)
Earning Assets:
Interest-bearing deposits	5.40%	5.39%	5.33%	5.05%	4.57%
Federal funds sold	5.76	5.73	5.65	5.35	4.72
Resell agreements	5.60	5.60	5.53	5.26	4.77
Securities(2)	3.32	3.24	3.24	3.24	3.24
Loans, net of unearned discounts	7.00	6.92	6.83	6.64	6.36
Total earning assets	5.13	5.00	4.92	4.77	4.57

Interest-Bearing Liabilities:
Interest-bearing deposits:
Savings and interest checking	0.42%	0.40%	0.38%	0.41%	0.36%
Money market deposit accounts	2.82	2.83	2.78	2.68	2.47
Time accounts	4.73	4.59	4.34	3.77	2.40
Total interest-bearing deposits	2.34	2.27	2.12	1.87	1.52
Total deposits	1.54	1.46	1.35	1.18	0.93
Federal funds purchased	5.38	5.40	5.32	4.97	4.55
Repurchase agreements	3.76	3.75	3.67	3.52	3.20
Junior subordinated deferrable interest debentures	7.34	7.45	7.34	6.84	6.46
Subordinated notes payable and other notes	4.69	4.69	4.69	4.69	4.69
Total interest-bearing liabilities	2.54	2.48	2.33	2.11	1.79

Net interest spread	2.59	2.52	2.59	2.66	2.78
Net interest income to total average earning assets	3.48	3.41	3.44	3.45	3.47

AVERAGE BALANCES
($ in millions)
Earning Assets:
Interest-bearing deposits	$7,356	$7,047	$6,747	$6,880	$8,687
Federal funds sold	5	3	13	22	64
Resell agreements	85	86	85	85	90
Securities - carrying value(2)	19,324	19,834	20,557	21,278	21,744
Securities - amortized cost(2)	20,813	21,969	22,250	22,737	23,287
Loans, net of unearned discount	19,112	18,609	17,965	17,664	17,319
Total earning assets	45,883	45,579	45,366	45,929	47,904

Interest-Bearing Liabilities:
Interest-bearing deposits:
Savings and interest checking	$9,918	$9,986	$10,202	$10,862	$11,662
Money market deposit accounts	11,058	11,219	11,144	11,431	12,404
Time accounts	5,773	5,282	4,659	3,483	2,055
Total interest-bearing deposits	26,748	26,487	26,005	25,776	26,121
Total deposits	40,724	41,184	40,828	41,007	42,757
Federal funds purchased	33	18	21	33	51
Repurchase agreements	3,787	3,761	3,536	3,719	4,211
Junior subordinated deferrable interest debentures	123	123	123	123	123
Subordinated notes payable and other notes	100	99	99	99	99
Total interest-bearing liabilities	30,791	30,488	29,785	29,750	30,606

(1) Taxable-equivalent basis assuming a 21% tax rate.
(2) Average securities include unrealized gains and losses on securities available for sale while yields are based on average amortized cost.